Exhibit 10.25

PROMISSORY NOTE

$11,400,000.00 Carson, California

Date: January 14, 2014

FOR VALUE RECEIVED WALNUT VENTURE, LLC, a Delaware limited liability company ("Borrower"), promises to pay to the order of WASHINGTON CAPITAL JOINT MASTER TRUST MORTGAGE INCOME FUND ("Lender"), 1301 Fifth Avenue, Suite
3100, Seattle, Washington 98101, or such other address as Lender designates, in writing, from time to time, the principal sum of ELEVEN MILLION FOUR HUNDRED THOUSAND AND
00/100 DOLLARS ($11,400,000.00) or so much of that amount as may be advanced, with interest at the rate provided below.

1. INTEREST. From the date hereof, this Note shall bear interest on all amounts advanced at the rate of 4.55% per annum. For the month of January 2014, interest shall be calculated on the actual number of days between the date hereof and the end of the month as the numerator and
365 days as the denominator. Thereafter, interest shall be calculated on a basis oftwelve 30-day months and a 360-day year. Any interest not paid at the end of any calendar month shall be added to the principal balance and shall thereafter accrue interest also. Any payment not received by 3:00 p.m. Pacific Time will be treated as having been received by Lender on the next business day, and interest shall continue to accrue until the next day. Interest on any funds deposited in escrow by Lender shall accrue from the date of deposit.

2. PAYMENTS; TERM.

2.1 Payments. At closing of this Loan, Borrower shall pay interest for the balance of the month of January, 2014. Commencing on March 1, 2014, and continuing on the first day of each month thereafter, Borrower shall make equal monthly payments of principal and interest equal to $63,688.87, which is calculated based on a 25-year amortization period. The entire balance of this Note, including principal and all accrued interest and any other amounts due hereunder, shall be due and payable on February 1, 2019, as such date may be extended pursuant to the terms below in Section 2.2 (the "Maturity Date").

At Lender's election, from time to time, Lender may require that all payments be made in a particular form, such as by wire transfer or automated clearing house, in accordance with directions from Lender. Until Lender notifies Borrower otherwise, all payments are to be made by wire transfer in accordance with directions obtained from Lender.

Lender shall have the right to determine in its discretion the order of application of payments to amounts due under this Loan.

2.2 Extension of Term. Notwithstanding the foregoing, so long as no default occurred during the term of the Loan that continued beyond any applicable cure period, then Borrower shall have a one-time option to extend the term of this Loan for an additional sixty (60) months. In order to exercise the option, Lender must receive written notice from Borrower exercising the extension at least 90 days prior to the end of the initial Maturity Date. If Borrower exercises this extension option, then thereafter references herein to "Maturity Date" shall mean February 1, 2024. The interest rate during the extended term shall be equal to the greater of (i) 4.55% and (ii) the average yield of the five (5) year U.S. Government/Treasury Constant Maturities as reported by Bloomberg, L.P., plus 300 basis points, but in no event greater than 7.00%. The amortization schedule during the extended term shall not reset and shall continue to be based upon a 25- year term, however, the monthly principal and interest payment during the extended term shall be recast. All costs and expenses of the extension, including all title charges and Lender's reasonable attorneys fees, shall be borne by Borrower.

3. PREPAYMENT. Borrower may prepay the Loan in whole, but not in part, upon not less than 60 days prior written notice to Lender of the date of the prepayment (the "Prepayment Notice"). The Prepayment Notice must be accompanied by payment to Lender of a sum equal to the lesser of five percent (5%) of the Prepayment Premium that will be due or $25,000 (the "Prepayment Deposit"). The Prepayment Deposit shall be forfeited to Lender if Borrower does not prepay the Loan within 30 days after the end of the 60 day notice period. The applicable prepayment premium set forth below (the "Prepayment Premium") shall be due and payable with the prepayment of the Loan. No Prepayment Premium shall be charged on prepayments resulting from the application of condemnation or insurance proceeds to the Loan balance.

During the initial term of the Loan, the Prepayment Premium shall be:

Prepayment Period	Premium (% of the then outstanding Note balance)
Date of this Note through January 30, 2016	15.00%
February 1, 2016 through January 30, 2017	the greater of (a) the Yield Maintenance and (b) one percent (1.00%) of the principal amount of the Loan being prepaid
February 1, 2017 through January 30, 2018	2.00%
February 1, 2018 through October 31, 2018	1.00%
November 1, 2018 through Maturity Date	None

If the Maturity Date is extended in accordance with the terms herein, the Prepayment
Premium during the extended term shall be:

Prepayment Period	Premium (% of the then outstanding Note balance)
February 1, 2019 through January 30, 2021	15.00%
February 1, 2021 through January 30, 2022	the greater of (a) the Yield Maintenance and (b) one percent (1.00%) of the principal amount of the Loan being prepaid
February 1, 2022 through January 30, 2023	2.00%
February 1, 2023 through October 31, 2023	1.00%
November 1, 2023 through Maturity Date	None

As used herein, "Yield Maintenance" shall mean an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, "Periodic Treasury Yield" shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option ofthe holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender's calculation of the Prepayment Premium, Yield Maintenance Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

If the Note becomes due and payable due to default, Borrower shall be required to pay the
Prepayment Premium as set forth above.

BORROWER EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT, PURSUANT TO THE TERMS OF THIS NOTE, BORROWER HAS AGREED THAT IT HAS NO RIGHT TO PREPAY THIS NOTE PRIOR TO THE MATURITY DATE (EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN THIS NOTE OR IN THE SECURITY INSTRUMENT), AND THAT IT SHALL BE LIABLE FOR THE PAYMENT OF THE PREPAYMENT PREMIUM FOR PREPAYMENT OF THIS NOTE UPON THE OCCURRENCE OF AN EVENT OF DEFAULT AND/OR ACCELERATION OF THIS NOTE IN ACCORDANCE WITH ITS TERMS. BORROWER WAlVES ANY RIGHTS IT MAY HAVE UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE, OR ANY SUCCESSOR STATUTE, AND EXPRESSLY ACKNOWLEDGES AND UNDERSTANDS THAT LENDER HAS MADE THE LOAN IN RELIANCE ON THE AGREEMENTS AND WAIVER OF BORROWER AND THAT LENDER WOULD NOT HAVE MADE THE LOAN WITHOUT SUCH AGREEMENTS AND WAIVER OF BORROWER.

J.R.H.
Borrower's Initials

4. LATE CHARGE. If any monthly payment (excluding the balloon payment due on the Maturity Date) is not received by the fifth day of the month when such payment is due, Lender may assess a late charge equal to 5.0% of the amount of the payment to defray the expenses incident to such delay. Payment of the late charge shall be a condition to curing any default. This provision for a late charge is not permission to make a late payment.

5.
SECURITY. This Note is secured by a Deed of Trust and UCC Financing Statement/Fixture Filing ("Deed of Trust") covering property located in Los Angeles County, California. A guaranty (the "Guaranty") will also be given to Lender by various guarantors (the "Guarantors").

6. DEFAULT.

6.1 Defaults. Borrower shall be in default under this Note if it fails to perform any obligation under this Note as and when due, including any failure to make a payment when due. Borrower shall also be in default hereunder if there is any default by Borrower or Guarantors under the Deed of Trust, Guaranty or any other document or instrument executed by Borrower or the Guarantors in connection with this Note (collectively "Loan Documents"). Lender agrees to allow Borrower (a) five days to cure a failure to make a payment on this Note when due (running from the date the payment is due and without any obligation of Lender to provide notice of the missing payment), and (b) any applicable cure period set forth in the other Loan Documents, to cure a default thereunder.

· 6.2 Remedies. If there is a default which is not cured within the applicable time periods referenced in Section 6.1, then in addition to any other rights and remedies available to Lender, Lender may declare the amount then owed Lender under this Note, including accrued but unpaid interest, immediately due and payable. Whether or not Lender exercises this option to accelerate, the amount owed to Lender shall bear interest from the date of such default at a rate equal to 5.00% per annum over (in addition to) what would otherwise be the rate of interest payable on this Note (the "Default Rate"). Payment of such default interest shall be a condition to curing any default or satisfaction of this Note.

7. TIME IS OF THE ESSENCE. Time is of the essence as to all dates set forth in this Note and all other Loan Documents, subject to any applicable grace period expressly provided herein.

8. COLLECTION EXPENSES. Borrower will, within 10 business days after receipt of an invoice therefor, reimburse all of Lender's expenses (including reasonable attorneys fees) incurred in any efforts to enforce any terms of this Note, whether or not any suit is filed and any action to protect its interests or to recover amounts owed under the Loan, including any actions related to any voluntary bankruptcy of Borrower or Guarantor or the exercise by any creditor of Borrower of its right against Borrower or the collateral for the Loan, including attorneys fees and costs. Any amounts owed as reimbursements shall bear interest at the Note Rate from the date disbursed by Lender and at the Default Rate if not paid within 10 business days after Borrower's receipt of the invoice. Payment of such reimbursement with interest shall be a condition precedent to the curing of any default. Any judgment recovered by Lender shall bear interest at the Default Rate. All such sums, with interest thereon, shall be additional indebtedness of Borrower secured by the Deed of Trust.
9. ERISA. If any act or omission of Borrower, any member of Borrower or any persons or parties with an interest in Borrower, causes the Loan to become a prohibited transaction described in Section 406(a) or (b) of the Employee Retirement Income Security Act of 1974, as amended, at any time before the Loan is fully repaid, Lender may take any corrective actions it deems appropriate including, but not limited to, acceleration of the Loan irrespective of whether the action or omission was also a breach of the provisions of Section 4 of the Deed of Trust. If Lender accelerates the Loan pursuant to this provision, then any otherwise applicable prepayment premium shall not apply to the repayment of the Loan as a result of the acceleration so long as the act or omission which caused the Loan to become a prohibited transaction was not an intentional act or omission.

10. WAIVERS. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Lender's rights, or of any breach, default or failure of condition of or under this Note.

11. LIMITATION ON INTEREST AND CHARGES. Interest, fees, premiums and charges collected or to be collected under this Note shall not exceed the maximum amounts permitted by any applicable law. If any interest, fee, premium or charge would exceed the maximum, the interest, fee or charge shall be reduced by the excess and any sums already collected from Borrower which exceed the maximum will be refunded. Lender may choose to make the refund either by treating the excess as a prepayment of principal or by making a direct payment to Borrower.

12. GOVERNING LAW. This Note shall be construed, enforced and otherwise governed by the laws of the State of California.

13. LENDER. The term "Lender" shall mean the holder of this Note.

14. NOTICES. Any notices under this Note shall be sent in accordance with the notice provisions of the Deed of Trust.

15. BUSINESS PURPOSE. Borrower represents and warrants to Lender that the proceeds of this Note shall be used by Borrower exclusively for commercial and business purposes, and that none of the proceeds of this Note shall be used by Borrower for personal, family, or household purposes.

Signature on Following Page

“BORROWER”

WALNUT VENTURE, LLC, a Delaware limited liability company

By:    HB & SONS, LLC, a California limited liability     company, Its Manager

By:    Asset Management Consultants, Inc., a     California corporation, Its Manager

By:     /s/ James R. Hopper
Printed Name: James R. Hopper
Its: President

Borrower's Address: 11260 Wilbur Ave, Suite 301
Northridge, CA 91326

Borrower's Tax Identification Number:    32-0430532

Pay to the order of The Bank of New York Mellon Trust Company, N.A. in its capacity as Directed Trustee for Washington Capital Joint Master Trust Mortgage Income Fund, and not in its individual capacity.

WASHINGTON CAPITAL JOINT MASTER TRUST MORTGAGE INCOME FUND

By: Washington Capital Management, Inc.
Its Investment Manager

By:     /s/ Thomas Fisher
Printed Name: Thomas Fisher aka Tup Fisher
Its: Portfolio Manager, Real Estate